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                                                                   EXHIBIT 11.1

                      OBJECTIVE SYSTEMS INTEGRATORS, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)
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                                                    THREE MONTHS ENDED        SIX MONTHS ENDED
                                                       DECEMBER 31,             DECEMBER 31,
                                                 ---------------------    --------------------
                                                   1996        1995          1996     1995
                                                 ---------- ----------    ---------- ---------

Net income                                          $   534    $ 4,006       $ 2,887   $ 5,108
                                                 ========== ==========    ========== =========

Weighted average common and preferred
 shares outstanding                                  32,062     28,228        31,770    27,633

Equivalent shares from options granted
 during twelve month period prior to
 the Company's initial public offering                    -        788             -       788

Equivalent shares attributed to
 options, (treasury  stock method)                    2,155      3,790         2,372     3,690
                                                 ---------- ----------    ---------- ---------
Weighted average common and equivalent shares        34,217     32,806        34,142    32,111
                                                 ========== ==========    ========== =========
Net income per share                                $   .02    $   .12       $   .08   $   .16
                                                 ========== ==========    ========== =========

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